EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 1, 2020, relating to the financial statements of The Buckle, Inc. and subsidiary, and the effectiveness of The Buckle, Inc. and subsidiary’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Buckle, Inc. and subsidiary for the year ended February 1, 2020.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
July 10, 2020